Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 4, 2024 (which includes an explanatory paragraph relating to OneMedNet Corporation’s ability to continue as a going concern), relating to the consolidated financial statements of OneMedNet Corporation as of and for the years ended December 31, 2023 and 2022, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC
East Brunswick, New Jersey
February 10, 2025